Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Fourth Quarter Results

Overland Park, KS, Jan. 29, 2008 — Waddell & Reed Financial, Inc. (NYSE: WDR) reported fourth quarter net income of $35.1 million, or $0.42 per diluted share compared to net income of $32.0 million, or $0.39 per diluted share in the third quarter and net income of $30.0 million, or $0.36 per diluted share in last year’s fourth quarter.

Business Discussion

Management commentary

“As 2007 comes to a close, I am delighted to report on the continued progress we have made in each of our distribution channels,” said Hank Herrmann, Chief Executive Officer of Waddell & Reed Financial, Inc.  “We experienced accelerating momentum through the year, with meaningful productivity improvement in our Advisors channel, extraordinary traction in our Wholesale channel, and validation of our relationship with Pictet & Cie. in the Institutional channel.”

Advisors channel

During 2007, sales benefited from the launch of our new — and much anticipated — asset allocation products as well as meaningful acceleration of variable annuity sales.  Our advisors have enjoyed a steady improvement in productivity as a result of stronger sales volume.  Sales per advisor, a measure of gross sales volume, increased to $334 thousand per advisor in the fourth quarter compared to $296 thousand in the previous quarter and $234 thousand in last year’s fourth quarter.  Sales per advisor for the full year 2007 reached $1.2 million compared to $994 thousand in 2006 for an annual improvement of 20%.  In terms of percentage, our newer advisors — those with 2 years or less of tenure — saw the greatest productivity improvement with an increase in average productivity of 23% during 2007 while, on a dollar basis, our tenured advisor group increased their average productivity by $282 thousand, a 19% annual improvement.

Net sales, which began the year with outflows, improved steadily through 2007 and finished the year with inflows of $35 million during the fourth quarter.  This improvement is a direct result of higher sales volume and continued industry low redemption rate.

Wholesale channel

We enjoyed outstanding success in the Wholesale channel, finishing the year on an especially strong note.  Gross sales for the full-year 2007 were $9.5 billion, an increase of 109% compared with $4.5 billion in 2006, while net sales during the same period were $6.7 billion, an increase of 154% compared with $2.6 billion last year.  Net flows — a measure which includes net sales as well as net exchanges, reinvested dividends and capital gains — during the same period totaled $6.8 billion and represented an organic growth rate of 63%.

Supported by a solid investment record, daily flows into our Asset Strategy fund have accelerated throughout the year.  The flexible nature of this fund makes it an important component of investors’ portfolios, especially during turbulent markets.  While our Asset Strategy fund has experienced exceptional momentum, the Global Natural Resources fund has also been an important contributor to sales volume as have a number of other funds that continue to see steady flows.

Institutional channel

Gross sales of $1.1 billion during the fourth quarter were significantly higher than our previous run rate.  The improvement in sales comes primarily from Pictet & Cie., a leading international private bank based in Geneva, Switzerland, supported by our Large Cap product.  Investors’ enthusiasm has reignited demand for this investment style and we particularly benefited on the strength of our investment performance record.

Management Fee Revenue Analysis

Average assets increased 13% compared to the third quarter and 32% compared to last year’s fourth quarter, in both cases on a combination of strong sales volume and market action.

The effective management fee rate declined slightly to 66.9 basis points in the current quarter compared to 68.0 basis points in the third quarter and 68.2 basis points in last year’s fourth quarter.  The full basis point decline is attributable to a mix-shift in sales of our retail products.

Underwriting and Distribution Analysis

Advisors channel

On a sequential basis, approximately half of the increase in revenues was due to higher front-load sales volume — Class A and variable annuities.  The remainder of the increase was due to higher asset-based fees and to a lesser extent, higher financial plan and insurance revenues.  Direct expenses increased with higher sales volume and asset levels while indirect cost increased on a combination of higher travel and technology expenses, as well as higher legal expenses related to routine matters in our Advisors channel.

Compared to last year’s fourth quarter, the increase in revenues is largely attributable to higher asset-based fees and variable annuity sales volume.  This increase was partly offset by lower front-load Class A sales and financial plan fees.  This shift occurred because of the introduction of our new asset allocation products during the second quarter of 2007.  Direct expenses increased with higher sales volume and asset levels while indirect expenses increased on higher recruiting-related, compensation and support costs.

Wholesale channel

Sequentially, the increase in revenues is attributable largely to higher asset-based service and distribution fees, driven by higher average assets under management.  Direct expenses increased on higher sales volume while indirect expenses increased slightly on higher sales support costs.

Compared to last year’s fourth quarter, revenues increased largely on higher asset-based service and distribution fees while direct expenses increased on higher sales volume.  Indirect expenses rose on higher marketing, business travel and compensation costs.

Operating Expense Analysis

On a sequential quarter basis — excluding the above-discussed impact of our underwriting and distribution costs — operating costs increased due to higher compensation and related costs and to a lesser extent, to higher general and administrative and subadvisory expenses.  The increase in compensation and related costs was largely attributable to higher incentive compensation, and to a lesser extent, higher payroll tax costs associated with bonuses and heavier than usual stock option exercises of options that were nearing the end of their term.  General and administrative costs increased due to higher technology costs and to a lesser extent, higher travel costs, while smaller changes in a number of other categories were largely offsetting.  Subadvisory costs rose on higher levels of subadvised assets under management.

Compared to the same quarter last year, the increase in operating costs was largely due to higher underwriting and distribution costs (discussed above).  Compensation and related costs rose on higher headcount and annual merit increases, incentive compensation and payroll taxes.  General and administrative expenses rose on a combination of higher technology and fund-related costs.  Subadvisory costs rose on higher levels of subadvised assets under management.

Subadvised average assets under management were $12.0 billion in the current quarter, compared to $10.9 billion and $8.0 billion for the third quarter of 2007 and fourth quarter of 2006, respectively.  The percentage of sales of subadvised products compared to Waddell & Reed-managed products continues to decline.  During the 12-months ended December 31, 2007, 25% of sales were of subdvised funds, comparing favorably to 35% during the same period in 2006.  And while we are experiencing a mix-shift in sales that has resulted in a lower effective management fee rate, it is worth noting that our Asset Strategy fund is managed internally, and as such, we retain 100% of the management fees earned on the product.

Other

Investment and other income rose compared to both the third quarter and last year’s fourth quarter due to gains on the sale of certain of our mutual fund investments as well as higher capital gains and dividend income.

Due to a meaningful appreciation in our stock price, there were a significant amount of stock options exercised during the fourth quarter.  In total, we issued a net of approximately 3 million new shares from individuals exercising stock options.  Almost half of this activity occurred during December, so the full dilutive impact of this activity will be seen in the first quarter of 2008.  In addition, under our long-term equity compensation program, we issued an additional 265 thousand shares of restricted stock.

Balance Sheet Information

Cash and cash equivalents and investment securities are $415 million (including $100 million held for the benefit of customers segregated in compliance with federal and other regulations).  The large increase in cash during the quarter was impacted by heavier than usual stock option exercises.  We have no short-term outstanding borrowings against our money market loan program or our $200 million credit facility.

Stockholders’ equity is $382 million and there are 86.6 million shares outstanding.  During the quarter, we repurchased 155 thousand shares on the open market or privately at an aggregate cost of $5.1 million.  For the year ended December 31, 2007, we repurchased a total of 2.4 million shares on the open market or privately at an aggregate cost of $59.5 million.

Unaudited Schedule of Operating Data

(Amounts in thousands, except for per share data)	2006				2007
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$74,049	$78,190	$77,955	$81,331	$82,860	$89,383	$94,806	$105,296
Underwriting and distribution fees	77,012	80,494	77,908	82,044	84,016	88,556	92,168	106,345
Shareholder service fees	22,009	22,627	22,719	22,317	22,623	23,347	23,678	24,476
Total operating revenues	173,070	181,311	178,582	185,692	189,499	201,286	210,652	236,117
Operating Expenses:
Underwriting and distribution	84,754	91,545	87,927	92,313	94,397	99,528	105,604	122,745
Compensation and related costs	28,942	27,076	25,767	28,315	26,932	28,312	28,760	31,901
General and administrative	10,246	64,982	15,539	9,839	10,083	11,840	12,745	13,819
Subadvisory fees	6,549	7,599	7,960	8,650	9,215	10,638	11,459	12,532
Depreciation	2,853	2,956	2,970	2,945	3,043	3,062	3,167	3,140
Goodwill impairment	—	20,000	—	—	—	—	—	—
Total operating expenses	133,344	214,158	140,163	142,062	143,670	153,380	161,735	184,137
Operating Income:	39,726	(32,847)	38,419	43,630	45,829	47,906	48,917	51,980
Investment and other income	2,264	2,144	2,960	5,131	2,480	2,609	4,831	6,532
Interest expense	(3,254)	(2,984)	(3,048)	(2,941)	(2,984)	(2,982)	(2,984)	(2,974)
Income before taxes	38,736	(33,687)	38,331	45,820	45,325	47,533	50,764	55,538
Provision for taxes	14,144	(665)	13,740	15,869	16,598	17,827	18,797	20,441
Net Income	$24,592	$(33,022)	$24,591	$29,951	$28,727	$29,706	$31,967	$35,097
Net income per share- diluted	0.30	(0.40)	0.30	0.36	0.35	0.36	0.39	0.42
Weighted average shares outstanding - diluted	82,943	81,570	83,171	83,169	82,803	82,323	82,099	83,676
Operating margin	23.0%	-18.1%	21.5%	23.5%	24.2%	23.8%	23.2%	22.0%

Underwriting and Distribution

(Amounts in thousands)	2006				2007
Advisors Channel	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Revenues	$56,280	$57,724	$54,398	$56,911	$56,807	$57,839	$57,728	$65,836
Expenses
Direct	38,468	40,736	37,323	38,053	39,340	40,173	39,539	44,461
Indirect	19,866	21,523	19,899	21,050	20,775	20,057	21,145	22,800
Total expenses	$58,334	$62,259	$57,222	$59,103	$60,115	$60,230	$60,684	$67,261
Margin	-3.6%	-7.9%	-5.2%	-3.9%	-5.8%	-4.1%	-5.1%	-2.2%
Wholesale Channel (Third-Party)
Revenues	$7,909	$9,468	$10,465	$11,446	$12,968	$15,609	$19,271	$25,343
Expenses
Direct	11,091	12,708	14,722	15,671	16,951	20,025	25,340	35,253
Indirect	3,832	4,917	4,222	5,295	5,001	6,158	6,304	6,820
Total expenses	$14,923	$17,625	$18,944	$20,966	$21,952	$26,183	$31,644	$42,073
Wholesale Channel (Legend)
Revenues	$12,823	$13,302	$13,045	$13,687	$14,241	$15,108	$15,169	$15,166
Expenses
Direct	8,654	8,992	8,855	9,181	9,478	10,165	10,158	10,046
Indirect	2,843	2,669	2,906	3,063	2,852	2,950	3,118	3,365
Total expenses	$11,497	$11,661	$11,761	$12,244	$12,330	$13,115	$13,276	$13,411
Consolidated Total
Revenues	$77,012	$80,494	$77,908	$82,044	$84,016	$88,556	$92,168	$106,345
Expenses
Direct	58,213	62,436	60,900	62,905	65,769	70,363	75,037	89,760
Indirect	26,541	29,109	27,027	29,408	28,628	29,165	30,567	32,985
Total expenses	$84,754	$91,545	$87,927	$92,313	$94,397	$99,528	$105,604	$122,745

Changes in Assets Under Management

(Amounts in millions)	2006				2007
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Beginning assets	$27,188	$28,630	$28,361	$28,552	$29,905	$30,427	$32,153	$34,069
Sales (net of commissions)	843	847	759	767	783	866	902	1,000
Redemptions	(849)	(810)	(806)	(860)	(915)	(1,027)	(922)	(965)
Net sales	(6)	37	(47)	(93)	(132)	(161)	(20)	35
Net exchanges	(64)	(40)	(38)	(52)	(39)	(46)	(67)	(29)
Reinvested dividends & capital gains	48	112	64	8	65	108	80	(8)
Net flows	(22)	109	(21)	(137)	(106)	(99)	(7)	(2)
Market action	1,464	(378)	212	1,490	628	1,825	1,923	495
Ending assets	$28,630	$28,361	$28,552	$29,905	$30,427	$32,153	$34,069	$34,562
Wholesale Channel
Beginning assets	$6,729	$8,227	$8,952	$9,483	$10,819	$11,996	$14,247	$17,405
Sales (net of commissions)	1,151	1,175	1,088	1,127	1,300	1,703	2,500	3,967
Redemptions	(348)	(505)	(513)	(549)	(596)	(635)	(701)	(863)
Net sales	803	670	575	578	704	1,068	1,799	3,104
Net exchanges	60	38	37	50	37	45	65	27
Reinvested dividends & capital gains	10	25	10	(29)	12	35	18	(89)
Net flows	873	733	622	599	753	1,148	1,882	3,042
Market action	625	(8)	(91)	737	424	1,103	1,276	1,090
Ending assets	$8,227	$8,952	$9,483	$10,819	$11,996	$14,247	$17,405	$21,537
Institutional Channel
Beginning assets	$7,946	$7,995	$7,688	$7,578	$7,677	$7,315	$7,564	$7,908
Sales (net of commissions)	172	222	345	229	353	137	282	1,111
Redemptions	(450)	(369)	(404)	(525)	(899)	(319)	(542)	(368)
Net sales	(278)	(147)	(59)	(296)	(546)	(182)	(260)	743
Net exchanges	0	0	0	0	0	0	0	0
Reinvested dividends & capital gains	29	30	28	24	28	28	24	25
Net flows	(249)	(117)	(31)	(272)	(518)	(154)	(236)	768
Market action	298	(190)	(79)	371	156	403	580	93
Ending assets	$7,995	$7,688	$7,578	$7,677	$7,315	$7,564	$7,908	$8,769
Consolidated Total
Beginning assets	$41,863	$44,852	$45,001	$45,613	$48,401	$49,738	$53,964	$59,382
Sales (net of commissions)	2,166	2,244	2,192	2,123	2,436	2,706	3,684	6,078
Redemptions	(1,647)	(1,684)	(1,723)	(1,934)	(2,410)	(1,981)	(2,165)	(2,196)
Net sales	519	560	469	189	26	725	1,519	3,882
Net exchanges	(4)	(2)	(1)	(2)	(2)	(1)	(2)	(2)
Reinvested dividends & capital gains	87	167	102	3	105	171	122	(72)
Net flows	602	725	570	190	129	895	1,639	3,808
Market action	2,387	(576)	42	2,598	1,208	3,331	3,779	1,678
Ending assets	$44,852	$45,001	$45,613	$48,401	$49,738	$53,964	$59,382	$64,868

Supplemental Information

	2006				2007
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Redemption rates - long term assets
Advisors	9.8%	8.9%	9.0%	9.2%	9.8%	10.0%	8.8%	8.0%
Wholesale	18.3%	23.1%	21.5%	21.0%	21.0%	18.8%	17.9%	17.3%
Institutional	22.7%	19.1%	21.4%	27.2%	48.0%	17.0%	28.4%	17.4%
Total	13.7%	13.4%	13.7%	14.8%	18.4%	13.3%	14.1%	12.2%

Sales per advisor (000s)
Total	259	269	233	234	252	305	296	334
2+ Years	395	396	327	336	371	434	439	505
0 to 2 Years	71	83	72	73	77	102	91	94

Gross production per advisor (000s)	15.9	15.9	14.8	15.5	16.1	15.9	15.2	17.4

Number of advisors	2,299	2,273	2,276	2,255	2,171	2,175	2,273	2,293

Number of shareholder accounts (000s)	2,733	2,833	2,833	2,899	2,969	3,047	3,142	3,275

Number of shareholders (000s)	646	652	654	657	663	688	696	720

Fund Rankings

Lipper
Equity funds	1 Year	3 Years	5 Years
Top quartile	60%	60%	46%
Top half	74%	76%	68%

Equity assets
Top quartile	66%	66%	73%
Top half	88%	90%	85%

All funds
Top quartile	56%	51%	37%
Top half	73%	71%	59%

All assets
Top quartile	66%	62%	67%
Top half	88%	88%	80%

MorningStar
% of funds with 4 or 5 stars
Equity funds	51%	51%	33%
All funds	38%	42%	24%

% of assets with 4 or 5 stars
Equity funds	79%	62%	60%
All funds	71%	57%	54%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, Jan. 29, 2008 at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, CEO, will review our fourth quarter results.  Live access to the teleconference will be available on the “Corporate” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the call through February 5th.

Website Resources

We invite you to visit the “Corporate” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, Director of Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments, as well as the activities of ACF and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, a drop off in sales or a reduction in net asset flows, increased expenses, unexpected and adverse results of litigation or regulation, governmental investigation, settlements of such investigations and regulatory investigations of the Company, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.